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                                  EXHIBIT 6.2

                                LETTER OF INTENT


         This Letter of Intent is dated May 13, 1996,

BETWEEN ADVANCED GAMING TECHNOLOGY, INC. a corporation duly incorporated under the laws of Wyoming and having an office at 2462, 650 West Georgia Street, in the City of Vancouver, British Columbia, Canada V6B 4NB.
                                                                        ("AGTI")
AND SEGA GAMING TECHNOLOGY, INC. a corporation duly incorporated under the laws of Nevada and having an office at 6311 South Industrial Road, Las Vegas, Nevada 89118.
                                                                       ("SGTI").

         SGTI and AGTI propose the following:

1. SGTI and AGTI shall jointly develop a prototype of a new bingo game called "Sonic Bingo," which is intended to be a high stake, fast playing, electronic bingo game. This new bingo game shall be based upon AGTI's existing bingo game technology and SGTI's proprietary Sonic The Hedgehog(R) character and related trademarks. With respect to the prototype, the development budget shall be $55,000; any expenditure in excess of this amount must be mutually agreed by SGTI and AGTI. AT this time, SGTI and AGTI have contributed $5,500 each. They have agreed to share equally the remaining balance. This production of the prototype is tentatively scheduled for completion by end of June, 1996.

2. Upon completion of the prototype, SGTI and AGTI shall engage in mutually agreed testing of the prototype, both as to its functionality and as to its market potential.

3. Upon successful completion of the testing of the prototype, SGTI and AGTI will form a new company ("Newco"), in legal form to be determined, for the purpose of manufacturing, marketing, distributing and selling "Sonic Bingo."

4. In consideration of its sublicense to Newco to use Sonic The Hedgehog(R) and related trademarks, SGTI shall own 60% of the capital stock of Newco. In consideration of its license to Newco to use AGTI's bingo game technology, AGTI shall own 40% of Newco. In
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addition, SGTI and AGTI shall each contribute initial working capital to Newco, in an amount to be mutually agreed and in accordance with their respective percentages of ownership of the capital stock of Newco. The board of directors and officers of Newco shall be as mutually agreed by SGTI and AGTI.

5. All terms and conditions concerning the matters described in this letter shall be stated in a definitive agreement that will be subject to the approval of the parties, acting on advice of counsel. Those terms and conditions will include representations, warranties, covenants, and indemnities that are usual and customary in a transaction of this nature. SGTI and AGTI anticipate that the definitive agreement will be executed as soon as possible upon successful completion of the testing program.

6. Except as to Sections 1 and 2 above and in the following items (a) through (d) below (which are intended to be binding and enforceable), there is no legally binding or enforceable contract between the parties pertaining to the subject matter of this Letter of Intent, and statements of intent or understandings in this Letter of Intent shall not be deemed to constitute any offer, acceptance, or legally binding agreement and do not create any rights or obligations for or on the part of any party to this Letter of Intent.

(a) Confidentiality: Any confidential or proprietary matters (except publicly available or freely usable material as otherwise lawfully obtained from another source) respecting any party will be kept in strict confidence by the other party to this Letter of Intent. If for any reason the subject transaction does not occur, or if this Letter of Intent is terminated for any reason, then each party will return all confidential or proprietary materials that it has received from the other party to the disclosing party, and (upon request) will certify in writing that it has retained no copies of the same.

(b) Publicity: Neither party will issue any public announcement concerning the transaction or this Letter of Intent without the approval of the other party, except as may be required by law. The parties intend to issue a joint press release announcing this Letter of Intent, in form mutually agreed.

(c) Fees and Expenses: Each party agrees to pay the legal and other fees and expenses incurred by it related to the matters
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         described in this Letter of Intent, whether or not the definitive agreement is executed.

(d) Termination: Either party may terminate this Letter of Intent immediately upon notice to the other party. In the event of termination, SGTI shall have no further right with respect to AGTI's technology, and AGTI shall have no further rights with respect to Sonic The Hedgehog(R) and related trademarks.
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         IN WITNESS THEREOF the parties have executed or caused this Letter of
Intent to be executed by their duly authorized officers as of the day and first above written.


SEGA GAMING TECHNOLOGY, INC.


------------------------------------
By:      Douglas R. Sanderson
Its:     President


ADVANCED GAMING TECHNOLOGY, INC.



------------------------------------
By:      Robert C. Silzer
Its:     President